UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of Earliest Event Reported): February 13, 2019

FLUENT, INC. (Exact name of registrant as specified in its charter)

Delaware	001-37893	77-0688094
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Whitehall Street, 15th Floor New York, New York	10004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 669-7272
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 13, 2019, the Board of Directors (the “Board”) of Fluent, Inc. (the “Company”) approved an amendment and restatement of the Company’s Bylaws (as amended and restated, the “Amended Bylaws”). One notable change in the Amended Bylaws was the adoption of a majority voting standard for uncontested director elections. Under the Amended Bylaws, a nominee for director will be elected to the Board if the votes cast for the nominee exceed the votes cast against the nominee’s election. If the number of nominees exceeds the number of directors to be elected at the meeting, directors will be elected by a plurality of the votes cast. Previously, directors were elected by a plurality of the votes cast in all circumstances.

The Amended Bylaws also include the following modifications:

•Provided that all matters other than election of directors will be determined by a majority of the votes cast affirmatively or negatively unless otherwise provided by the certificate of incorporation or applicable law. Previously, such matters were determined by a majority in voting power of shares present and entitled to vote.
•Clarified the advance notice and related procedural and disclosure requirements for shareholders to propose business for a meeting of shareholders, including the requirements for the valid nomination of a candidate for director.
•Updated officer positions and descriptions to reflect the Company’s current organizational structure.
•Removed bankruptcy of a director as an event that disqualifies a director from service, preserving the flexibility of the Board to consider such event in the total mix of the director’s qualifications.
•Expressly authorized the Company to procure director and officer liability insurance.
•Clarified that a stockholder proxy may apply for the duration expressly set forth in such proxy.
•Enabled any two officers of the Company to sign stock certificates as compared with certain identified officers prior to such amendment.

In addition to the foregoing, the Amended Bylaws include various other non-substantive changes of a stylistic or conforming nature.

The foregoing summary of the Amended Bylaws does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended Bylaws, which are attached hereto as Exhibit 3.1 in redline form marked to show the changes described above, and as Exhibit 3.2 in unmarked form, and are incorporated herein by reference..

Item 8.01.     Other Events.

As part of the implementation of the majority voting standard referred to in Item 5.03 above, the Board approved and adopted a Director Resignation Policy (the “Policy”) on February 13, 2019 for directors who fail to receive the required number of votes in an uncontested election in accordance with the Amended Bylaws. The Policy requires that the Board will nominate for election or re-election only a candidate who agrees to tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at any future annual meeting at which he or she faces re-election; and (ii) Board acceptance of such resignation. The Policy further states that upon any candidate failing to be elected in an election at which majority voting applies, the Corporate Governance and Nominating Committee of the Board (the “Nominating Committee”) will meet to consider the tendered resignation and make a recommendation to the Board concerning the action, if any, to be taken on the tendered resignation. The Policy provides that the Board will then consider and act upon the Nominating Committee’s recommendation within 90 days of certification of the vote at the annual meeting. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose. Promptly following the decision regarding the tendered resignation, the Policy states that the Company will file with the SEC a current report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.

The Policy is available on the Company’s investor relations website at http://investors.fluentco.com/investor-relations. Documents and information on the Company’s website are not incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Fluent, Inc., effective February 13, 2019 (marked to show changes).
3.2	Amended and Restated Bylaws of Fluent, Inc., effective February 13, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fluent, Inc.

February 19, 2019	By:	/s/ Ryan Schulke
	Name:	Ryan Schulke
	Title:	Chief Executive Officer